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                                                          Exhibit 99.B(h)(ii)(d)

               AMENDMENT TO ADMINISTRATION SERVICES AGREEMENT

This Amendment to the Administration Services Agreement dated May 1, 2002 by and between JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA"), JEFFERSON PILOT FINANCIAL INSURANCE COMPANY. and T. ROWE PRICE ASSOCIATES, INC. is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.

   2. Reference to JPLA being a New Jersey life insurance company is replaced with Lincoln Life and Annuity Company of New York a New York life insurance company.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

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
T. ROWE PRICE ASSOCIATES,                         JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY
 INC.

By: ___________________                           By: ___________________

Name: ________________                            Name: ________________

Date: _________________                           Date: _________________
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JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

By: ___________________

Name: ________________

Date: _________________